Exhibit 99.1

The Genlyte Group Incorporated 10350 Ormsby Park Place, Suite 601 Louisville, KY 40223

News Release	For Immediate Release

Contact:   William G. Ferko, CFO

(502) 420-9502

GENLYTE ANNOUNCES RECORD THIRD QUARTER SALES OF $303 MILLION AND EARNINGS OF $1.10 PER SHARE

Louisville, KY, October 22, 2004. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced its third quarter earnings per share of $1.10 compared to 2003 earnings per share of $1.16.  Net income was $15.3 million, down 2.8% from the third quarter of 2003.

Third quarter 2004 sales of $303.1 million were 11.1% higher than the $272.8 million reported last year. The increase in net sales was due primarily to higher shipments and better pricing for certain products, and also reflects the benefit of $1.3 million from recent acquisitions.  The backlog decreased $13.8 million or 13.7% to $87.3 million at October 2, 2004 from July 3, 2004, reflecting the shipment of orders placed in advance of the May price increase as well as the normal seasonal pattern for the non-residential construction market.

The Genlyte Group Incorporated completed on July 31, 2004 the acquisition of the 32% minority interest in Genlyte Thomas Group LLC (GTG) owned by Thomas Industries Inc. (NYSE: TII) for a cash price of approximately $402 million. The transaction was structured as an asset purchase of various interests owned by Thomas Industries and certain of its subsidiary entities. As previously announced, the transaction was funded through a combination of cash balances and new debt facilities.

Third quarter 2004 results include a $5.3 million one-time amortization expense related to the step-up of inventory and backlog for purchase accounting adjustments related to the acquisition of the 32% minority interest in GTG. In addition, the company recognized $.5 million of increased depreciation and amortization expense related to the step-up of property, plant and equipment and intangible assets attributed to the acquisition. Net interest expense increased during the quarter by $1.8 million due to increased debt for the acquisition.

During the third quarter, the company recognized a $1.6 million foreign currency exchange loss related to the translation of US dollar denominated investments and receivables held by the Canadian divisions. This caused an unfavorable impact on net income of approximately $1.0 million or $.07 per share.  The prior year third quarter results included the benefit of a patent litigation settlement, which increased 2003 operating income by $7.1 million and net income by $2.9 million or $.21 per share after minority interest and taxes.

The year-to-date earnings per share of $2.72 and net income of $37.7 million, were up 7.5% and 9.6%, respectively, from 2003.  Sales during the nine-month period increased 15.3% to $881.9 million from $764.8 million.  The New Oxford Aluminum and USS Manufacturing acquisitions during 2004 and the Shakespeare Composite Structures acquisition during the second quarter of 2003 contributed $17.7 million of the $117.1 million sales increase.

Chairman, President and CEO Larry Powers said, “We are pleased to report record sales. We are concerned that although we increased prices during May, our costs for steel, freight, energy, ballasts and employee benefits have substantially offset any price increases, and the cost increases are escalating.  Accordingly, we have announced another price increase of between 5% and 10% effective in November 2004.

“We are beginning to see a recovery in some of the markets we service, however lighting is one of the last building materials to be installed in any construction project.   The overall commercial construction outlook reflects a soft rebound during the next year or two.  Office, retail and high-end hospitality markets continue to be relatively soft.  Residential construction markets remain surprisingly strong.  We have seen some recent strength in sales for healthcare construction business.   The retail and school construction, which is normally strong during the third quarter, was about the same as last year.

 “As always, we continue to take actions to minimize these economic issues.  These actions include our ongoing industry leadership in product development, price increases, a refocusing of our sales force toward the more active markets including healthcare and other institutional facilities, and continued cost containment actions.”

Vice President and Chief Financial Officer Bill Ferko stated,  “During the quarter we generated $39.3 million of cash from operations, less $6.3 million for plant and equipment investments, compared to the third quarter of last year when we generated $48.5 million of cash from operations, including the net legal settlement of $7.1 million, less $3.6 million for plant and equipment investments.  Accounts receivable and inventories increased by $40.9 million from year-end and $28.1 million from last September. The $40.6 million of year-to-date cash flow from operations has funded $18.6 million for capital expenditures.  In addition, we funded approximately $402.2 million for the Thomas Industries 32% minority interest acquisition and $2.3 million for other acquisitions.  In an effort to help our investors understand the impact of the acquisition of the Thomas 32% minority interest, we included a table of adjusted and pro forma operating results with the supporting schedules to our earnings release for the current quarter, prior year quarter, and the pro forma ongoing business.

“We closed the third quarter of 2004 with a cash balance of $60.1 million and debt of $290.7 million, or a net-debt position of $230.6 million compared to a net-cash and short-term investments balance of $105.6 million last September.”

To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the company has presented a table of pro forma operating results which includes non-GAAP financial information.   This non-GAAP financial information is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future.  Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items of operating results that were unusual and not indicative of the company’s core operating results.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.  The non-GAAP financial information included in this news release has been reconciled to the nearest GAAP measure.

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11 a.m. EDT on October 22, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from http://www.visualwebcaster.com/event.asp?id=25279.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 100% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte Thomas sells lighting and lighting accessory products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite, Wide-Lite, and Canlyte.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation prices, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

	For the three months ended

	October 2, 2004	September 27, 2003	% Change

Net Sales	$303,085	$272,769	11.1%

Operating Profit*	29,302	36,456	-19.6%

Net Income	15,323	15,770	-2.8%

E.P.S.	$1.10	$1.16	-5.2%

Average Shares
Outstanding	13,934	13,645	2.1%

* Operating Profit is before deducting minority interest of $2,853 for the three months ended October 2, 2004 and $10,730 for the three months ended September 27, 2003.

THE GENLYTE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

	For the nine months ended

	October 2, 2004	September 27, 2003	% Change

Net Sales	$881,884	$764,795	15.3%

Operating Profit*	81,294	80,290	1.3%

Net Income	37,713	34,412	9.6%

E.P.S.	$2.72	$2.53	7.5%

Average Shares
Outstanding	13,865	13,576	2.1%

* Operating Profit is before deducting minority interest of $18,314 for the nine months ended October 2, 2004 and $23,941 for the nine months ended September 27, 2003.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

PRO FORMA OPERATING RESULTS

FOR THE THREE MONTHS ENDED OCTOBER 2, 2004 AND SEPTEMBER 27, 2003

(Amounts in thousands, except E.P.S. data)

(Unaudited)

	(1) Third Quarter 2004 Adjusted	(2) Third Quarter 2003 Adjusted Legal Only	(3) Third Quarter 2004 Pro Forma Ongoing
Reported Operating Profit	$29,302	$36,456	$29,302
Gain on Settlement of Patent Litigation		(8,000)
Legal Settlement Expenses		900
32% Minority Interest Purchase Accounting:
One-time Inventory and Backlog Step-up Amortization	5,314		5,314
Step-up PP&E Deprec. and Intangibles Amortization - 2 mos.	522		522
Step-up PP&E Deprec. and Intangibles Amortization - Ongoing			(978)
Adjusted Comparable Operating Profit	35,138	29,356	34,160
Minority Interest:
One Month 2004 Actual	(2,853)
2003 Adjusted for 32% of Legal Settlement		(8,458)
Interest Income (Expense)	(1,682)	128	(2,523)
Adjusted Pre-tax Income	30,603	21,026	31,637
Pro Forma Income Tax Provision 2004 at 38.1% and 2003 at 39%	11,660	8,200	12,053
Pro Forma Adjusted Net Income	$18,943	$12,826	$19,584
Pro Forma Adjusted E.P.S.	$1.36	$0.95	$1.41

Columns (1) and (2) in the table above present the operating profit for the third quarter of 2004 on a more comparable basis with the operating profit for the third quarter of 2003. Column (1) adjusts 2004 to eliminate the two months of additional depreciation and amortization expenses associated with the 32% minority interest step-up of inventory, backlog, property, plant, and equipment, and intangible assets. Column (2) adjusts 2003 to eliminate the net gain on the settlement of patent litigation, including the impact such net gain had on minority interest.Minority interest and interest expense in 2004, and interest income in 2003, are presented at actual in the table above as stated in the accompanying statement of income.The income tax provisions in columns (1) and (2) are adjusted at the effective tax rate for each year based on the adjusted pre-tax income. Columns (1) and (2) are not intended to present net income and earnings per share on a more comparable basis, just operating profit.

Column (3) in the table above presents net income and earnings per share on a pro forma on-going basis as if Genlyte had acquired the 32% minority interest in Thomas Industries as of the beginning of the third quarter of 2004. Therefore, it presents actual third quarter operating profit, but shows a full three months of additional depreciation and amortization expenses associated with the step-up of inventory, backlog, property, plant, and equipment, and intangible assets.It also presents a full three months of expected interest expense associated with the additional debt obtained to finance the acquisition and completely eliminates the minority interest to Thomas Industries.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND NINE MONTHS ENDED OCTOBER 2, 2004 AND SEPTEMBER 27, 2003

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	Three Months Ended		Nine Months Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Net sales	$303,085	$272,769	$881,884	$764,795
Cost of sales	196,144	176,146	572,278	497,613
Gross profit	106,941	96,623	309,606	267,182
Selling and administrative expenses	74,167	67,772	224,375	194,040
Gain on settlement of patent litigation	—	(8,000)	—	(8,000)
Amortization of intangible assets	3,472	395	3,937	852
Operating profit	29,302	36,456	81,294	80,290
Interest expense (income), net	1,682	(128)	1,509	(65)
Minority interest, net of income taxes	2,853	10,730	18,314	23,941
Income before income taxes	24,767	25,854	61,471	56,414
Income tax provision	9,444	10,084	23,758	22,002
Net income	$15,323	$15,770	$37,713	$34,412

Earnings per share:
Basic	$1.12	$1.17	$2.77	$2.55
Diluted	$1.10	$1.16	$2.72	$2.53

Weighted average number of shares outstanding:
Basic	13,682	13,492	13,612	13,472
Diluted	13,934	13,645	13,865	13,576

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF OCTOBER 2, 2004 AND DECEMBER 31, 2003

(Amounts in thousands)

(Preliminary)

	October 2, 2004	December 31, 2003
	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$60,122	$82,136
Short-term investments	—	70,479
Accounts receivable, less allowances for doubtful accounts of $13,537 and $13,456, as of October 2, 2004 and December 31, 2003	197,505	160,111
Inventories	152,482	143,898
Deferred income taxes and other current assets	30,726	28,602
Total current assets	440,835	485,226
Property, plant and equipment, at cost	425,835	387,507
Less: accumulated depreciation and amortization	277,369	275,883
Net property, plant and equipment	148,466	111,624
Goodwill	231,803	150,532
Other intangible assets, net of accumulated amortization	129,779	21,315
Other assets	5,116	5,028
Total Assets	$955,999	$773,725

Liabilities & Stockholders’ Equity:
Current Liabilities:
Short-term debt	$96,412	$—
Current maturities of long-term debt	20,238	284
Accounts payable	97,918	98,114
Accrued expenses	87,301	75,431
Total current liabilities	301,869	173,829
Long-term debt	174,051	11,190
Deferred income taxes	37,401	35,577
Minority interest	829	159,632
Accrued pension and other long-term liabilities	36,299	36,129
Total liabilities	550,449	416,357
Commitments and contingencies
Stockholders’ Equity:
Common stock	137	136
Additional paid-in capital	19,276	12,988
Retained earnings	352,133	314,420
Accumulated other comprehensive income	34,004	29,824
Total stockholders’ equity	405,550	357,368
Total Liabilities & Stockholders’ Equity	$955,999	$773,725

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED OCTOBER 2, 2004 AND SEPTEMBER 27, 2003

(Amounts in thousands)

(Unaudited and Preliminary)

	2004	2003
Cash Flows From Operating Activities:
Net income	$37,713	$34,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,209	19,129
Net (gain) loss from disposals of property, plant and equipment	(1,879)	172
Minority interest	13,204	22,893
Changes in assets and liabilities, net of effect of acquisitions:
(Increase) decrease in:
Accounts receivable	(36,004)	(18,346)
Inventories	(4,900)	1,665
Deferred income taxes and other current assets	(1,984)	(1,536)
Intangible and other assets	56	930
Increase (decrease) in:
Accounts payable	(935)	4,363
Accrued expenses	11,429	1,489
Accrued pension and other long-term liabilities	(145)	(756)
All other, net	1,874	279
Net cash provided by operating activities	40,637	64,694
Cash Flows From Investing Activities:
Acquisitions of businesses, net of cash received	(404,476)	(20,132)
Purchases of property, plant and equipment	(18,623)	(13,026)
Proceeds from sales of property, plant and equipment	4,580	28
Purchases of short-term investments	(43,145)	(72,263)
Proceeds from sales of short-term investments	113,047	71,860
Net cash used in investing activities	(348,617)	(33,533)
Cash Flows From Financing Activities:
Increase in short-term debt, net	96,412	—
Proceeds from long-term debt	200,000	—
Repayments of long-term debt	(17,736)	(22,497)
Exercise of stock options	4,565	1,389
Net cash provided by (used in) financing activities	283,241	(21,108)
Effect of exchange rate changes on cash and cash equivalents	2,725	(1,348)
Net (decrease) increase in cash and cash equivalents	(22,014)	8,705
Cash and cash equivalents at beginning of period	82,136	67,019
Cash and cash equivalents at end of period	$60,122	$75,724

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest paid, net	$295	$122
Income taxes, net of refunds of $19 in 2004 and $26 in 2003	$21,846	$20,101

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

SELECTED SEGMENT DATA

FOR THE THREE MONTHS AND NINE MONTHS ENDED OCTOBER 2, 2004 AND SEPTEMBER 27, 2003

(Amounts in thousands)

(Unaudited and Preliminary)

	Three Months Ended		Nine Months Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Net sales:
Commercial segment	$227,881	$209,991	$659,320	$572,195
Residential segment	35,661	31,879	107,417	96,843
Industrial & other segment	39,543	30,899	115,147	95,757
Total net sales	$303,085	$272,769	$881,884	$764,795

Operating profit:
Commercial segment	$22,147	$27,769	$59,593	$57,735
Residential segment	4,204	5,484	12,133	13,388
Industrial & other segment	2,951	3,203	9,568	9,167
Total operating profit	$29,302	$36,456	$81,294	$80,290